CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 14, 2003, relating to the financial statements and financial highlights of EQ/Aggressive Stock Portfolio and EQ/High Yield Portfolio, constituting 2 out of the 34 Portfolios of EQ Advisors Trust (the "Trust"), which appears in the December 31, 2002 Annual Report to Shareholders of the Trust, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, NY
May 9, 2003